Filed Pursuant to Rule 424(b)(5)

Registration No. 333-236082

$4,000,000

Common Stock

DOCUMENT SECURITY SYSTEMS, INC.

We are offering 22,222,223 shares of our common stock in a firm commitment underwritten public offering.

Our common stock is listed on the NYSE American LLC under the symbol “DSS.” The last reported sale price of our common stock on the NYSE American LLC on February 20, 2020, was $0.244 per share.

This prospectus contains or incorporates by reference summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of those documents as described in this prospectus under the heading “Where You Can Find More Information.”

Investing in our common stock involves risks that are described in the “Risk Factors” beginning on page 8 of this prospectus for a discussion of information that should be considered in connection with an investment in our common stock.

	Per Share	Total
Public offering price	$0.1800	$4,000,000
Underwriting discount (1)	$0.0144	$320,000
Proceeds, before expenses, to us (1)	$0.1656	$3,680,000

(1)	The underwriters will receive compensation in addition to the underwriting discount. See the “Underwriting” section of this prospectus for additional information regarding total underwriter compensation.

We have granted a 45-day option to the underwriters to purchase up to 3,333,333 additional shares of common stock solely to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares against payment therefor on or about February 25, 2020.

Aegis Capital Corp.

The date of this prospectus is February 20, 2020

You should rely only on the information contained or incorporated by reference in this prospectus and any related free writing prospectus that we may provide to you in connection with this offering. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing or incorporated by reference in this prospectus is accurate only as of the date on the front cover of this prospectus or the date of the applicable document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: Neither we nor any of the underwriters has done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of this prospectus and any such free writing prospectus outside of the United States.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as “expects,” “anticipates,” “intends,” “estimates,” “plans,” “believes,” “seeks,” “may,” “should,” “could” or the negative of such terms or other similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus.

You should read this prospectus (as it may be supplemented or amended) and the documents that we reference herein and therein and have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we expect. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Because the risk factors referred to above, as well as the risk factors referred to on page 8 of this prospectus and incorporated herein by reference, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus, and particularly our forward-looking statements, by these cautionary statements.

Except to the extent required by applicable laws or rules, we undertake no obligation to publicly update or revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this prospectus and in the documents incorporated by reference in this prospectus. We qualify all of our forward-looking statements by these cautionary statements.

IN ADDITION TO THE ABOVE RISKS, BUSINESSES ARE OFTEN SUBJECT TO RISKS NOT FORESEEN OR FULLY APPRECIATED BY MANAGEMENT. IN REVIEWING THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS, POTENTIAL INVESTORS SHOULD KEEP IN MIND THAT THERE MAY BE OTHER POSSIBLE RISKS THAT COULD BE IMPORTANT.

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PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus and in the documents incorporated by reference. Because it is a summary, it does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this prospectus and the documents incorporated by reference in their entirety, including the “Risk Factors” included in this prospectus and incorporated by reference and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the notes to those financial statements incorporated by reference in this prospectus.

All trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Company Overview

Document Security Systems, Inc. (together with its consolidated subsidiaries (unless the context otherwise requires), referred to herein as “Document Security Systems,” “DSS,” “we,” “us,” “our” or the “Company”) was formed in New York in 1984 and, in 2002, chose to strategically focus on becoming a developer and marketer of secure document and product technologies. We specialize in creating dynamic solutions that protect against fraud and ensure the well-being of consumers worldwide. Our mission is to make and deliver world-class authentication, counterfeit prevention and consumer engagement technology attainable and integrated into every product we offer. The Company holds numerous patents for optical deterrent and authentication technologies that provide protection of printed information from unauthorized alterations, scanning and copying. We operate two production facilities, consisting of a combined security printing and packaging facility and a plastic card facility, where we produce secure and non-secure products for our customers. We also license our anti-counterfeiting technologies to printers and brand-owners. In addition, through our digital division, we provide cloud computing services for our customers, including disaster recovery, back-up and data security services.

Prior to 2006, our primary revenue source in our document security division was derived from the licensing of our technology. In 2006, we began a series of acquisitions designed to expand our ability to produce products for end-user customers. In 2006, we acquired Plastic Printing Professionals, Inc., a privately held plastic cards manufacturer located in the San Francisco, California, area (referred to herein as the “DSS Plastics Group”). In 2008, we acquired DPI of Rochester, LLC, a privately held commercial printer located in Rochester, New York. In 2010, we acquired Premier Packaging Corporation, a privately held packaging company located in Victor, New York (referred to herein as the “DSS Packaging and Printing Group”). In May 2011, we acquired ExtraDev, Inc., a privately held information technology and cloud computing company located in Rochester, New York. In 2016, ExtraDev, Inc. changed its name to DSS Digital Inc. DSS Digital Inc. is also referred to herein as the “DSS Digital Group.”

In July 2013, the Company expanded its business focus by acquiring Lexington Technology Group, Inc. (“Lexington”), a private intellectual property monetization company. Lexington’s business was primarily to acquire intellectual property assets for the purpose or monetizing these assets through a variety of value-enhancing initiatives, including, but not limited to, investments in the development and commercialization of patented technologies, licensing, strategic partnerships and litigation. DSS Technology Management, Inc., which is also referred to herein as “DSS Technology Management,” was established as a DSS subsidiary to house, account for and further develop this line of business. While similar to Lexington’s business model, DSS Technology Management focuses on extracting the economic benefits of intellectual property assets through acquiring or internally developing patents or other intellectual property assets (or interests therein) and then monetizing such assets through a variety of value enhancing initiatives. However, the Company, as we elaborate below, has determined that it is in the best interests of the Company and its stockholders to wind down our intellectual property monetization business and refocus our efforts on our other existing businesses as well as explore potential new business lines.

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In January 2018, we commenced international operations with our wholly owned subsidiary, DSS Asia Limited, in our office in Hong Kong. In December 2018, this division acquired Guangzhou Hotapps Technology Ltd, a Chinese company with a valuable license enabling us to do business in China.

Operating Units

Currently, we do business in four operating segments, which are summarized as follows:

●	DSS Packaging and Printing Group - Produces custom packaging serving clients in the pharmaceutical, nutraceutical, beverage, specialty foods, photo packaging and direct marketing industries, among others. The group also provides active and intelligent packaging and document security printing services for end-user customers along with technical support for our technology licensees. The division produces a wide array of printed materials, such as folding cartons and paperboard packaging, security paper, vital records, prescription paper, birth certificates, receipts, identification materials, entertainment tickets, secure coupons and parts tracking forms. The division also provides resources and production equipment for our ongoing research and development of security printing and related technologies.

●	DSS Plastics Group - Manufactures laminated and surface printed cards, which can include magnetic stripes, bar codes, holograms, signature panels, invisible ink, micro fine printing, guilloche patterns, biometrics, radio frequency identification (RFID) and watermarks for printed plastic documents such as ID cards, event badges and driver’s licenses.

●	DSS Digital Group - This division researches, develops, markets and sells worldwide the Company’s digital products, including and primarily our AuthentiGuard® product, which is a brand authentication application that integrates the Company’s counterfeit deterrent technologies with proprietary digital data security-based solutions. The AuthentiGuard® product allows our customers to implement a security mark utilizing conventional printing methods that is copy- and counterfeit-resistant and that can be read and recorded utilizing smartphones and other digital image capture devices, which can be utilized by that customer’s suppliers, field personnel and customers throughout its global product supply and distribution chains.

●	DSS Technology Management - Since its acquisition in 2013, DSS Technology Management’s primary mission has been to attempt to monetize its various patent portfolios through commercial litigation and licensing. Except for investment in its social networking related patents, we have historically partnered with various third-party funding groups in connection with patent monetization programs. While we may continue to consider new patent opportunities in the future, the pursuit of such acquisition opportunities will be very selective. It is our intent to de-emphasize and ultimately wind down this business line. Management will continue to assert and defend the existing patents and purse potential infringements as they are identified.

Our Leading Product and Technology Lines

DSS Digital Group’s core business is counterfeit prevention, brand protection, consumer engagement and validation of authentic print media, including government-issued documents, packaging, ID cards and licenses. We believe we are a leader in the research and development of optical deterrent technologies and have commercialized these technologies with a suite of products that offer our customers an array of brand security solutions. In addition, we provide document security technology to security printers, corporations, consumer product companies and governments for protection of vital records, certifications, travel documents, consumer products, pharmaceutical packaging and school transcripts.

Optical deterrent features such as ours have traditionally been utilized mainly by large security printers for the protection of important printed documents, such as vital records and identification documents. Many of these competitive features were developed pre-1980 and were designed to be effective on the imaging devices of the day, which were mainly photography mechanisms. With the advent of modern-day scanners, digital copiers, digital cameras, smartphones and easy-to-use imaging software such as Adobe Photoshop, many of the pre-1980 optical deterrents such as micro-printing are much less effective in the prevention of counterfeiting.

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Unlike some of our competitors, our technologies are built to defeat modern scanners and digital copiers, and we believe that our products are the most effective in doing so in the market today.

Our primary anti-counterfeiting products and technologies have evolved from a traditional analog product to a highly advanced digital system and are marketed under our AuthentiGuard® registered trademark. In October 2012, we introduced AuthentiGuard®, a smartphone application for authentication, targeted to major Fortune 500 companies worldwide. The application is a cloud-enabled solution that permits efficient and cost-effective counterfeit deterrence, authentication and consumer engagement. The solution embeds customizable, covert AuthentiGuard® Prism technology that resists counterfeiting or alteration on product packaging, labeling, documents and credentials. Product verification using the smartphone application creates real-time, accurate authentication results for brand owners, government officials and supply chain personnel that can be integrated into existing information systems.

Since 2012, the AuthentiGuard® product has grown to annual sales of over $1.5 million, and we project that over the next three years annual sales of AuthentiGuard® will increase by an annualized growth rate of approximately 17%. Today, our mission is to make world-class authentication, counterfeit prevention and consumer engagement technology attainable and integrated into every product we offer. We intend to bring our technology-laden plastic and packaging solutions to a broader range of clients including small businesses, develop long-term relationships with those who use them and grow our business organically.

Strategic Business Plan

In November 2019, we announced the Company’s new strategic business plan, which focuses on strengthening our organization, investing in our core lines of business, improving top line revenues and net margins, controlling costs and creating new long-term recurring revenue streams. This strategic business plan has the following core elements:

●	Revive the Company’s core businesses;
●	Optimize cost structure and reduce cash burn;
●	Exit unprofitable business lines; and
●	Business diversification.

We discuss each of these elements below.

●	Reviving the Company’s Core Businesses – We are upgrading equipment and products to enhance cross-selling opportunities with existing customers and intend to rejuvenate research and development on digital anti-counterfeit technology products.

●	Substantially Reducing Corporate Overhead and Cash Burn – Since the spring of 2019, we have reduced the Company’s monthly cash burn by more than $160,000, by eliminating non-essential layers of management and redundant operating expenses, and by renegotiating vendor contracts. We plan to continue to reduce overhead operating costs, redundancy and cash burn through a series of new management initiatives.

●	Exiting Unprofitable Business Lines – To preserve capital and stop further cash drain, we intend to de-emphasize and ultimately wind down our intellectual property monetization business line.

Since entering the intellectual property (“IP”) monetization business in July 2013, we have invested substantial capital and resources into purchasing, maintaining and enforcing our patents. We have also invested substantial resources in the research and development of internally generated IP for our own use and/or for potential profitable licensing opportunities.

However, the costs of funding a patent pool, including patent maintenance fees, litigation (costs for legal counsel, discovery, consultants, expert witnesses and travel), and overhead costs associated with the IP business line, have placed a significant financial strain upon the Company. In 2019, our corporate cash burn reached approximately $255,000 per month primarily related to recurring costs related to the IP monetization line of business, which reduced resources for our other lines of business as well as our own patent research and development. Further, because the related IP legal costs are expensed in the year incurred with no corresponding revenue generation, the financial impact to the Company caused us to routinely report negative operating income year over year. Moreover, as a result of the IP monetization line’s high capital demand, the Company did not have the capital to initiate and sustain IP litigation against potential major infringers of DSS patents.

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In addition, as a result of several court decisions and statutory changes, the patent laws in the United States have changed significantly since our entry into this business. In consequence, the enforcement of patents has become more costly and more difficult for DSS and other patent holders, and the likelihood of successful litigation has decreased. Further, depending upon the type of IP involved and the parties who are the alleged patent infringers, the legal enforcement and recovery process can take five or more years before the matter ever goes to trial. For instance, our current Apple litigation was initiated in September 2013, and we anticipate going to trial in late February 2020.

As a result of the significant financial, working capital and resource allocation to the IP monetization program, we made a critical review of the program. We reviewed all elements and factors related to the operations of this business line, including what we hold in inventory of patents, the potential of that patent portfolio, the timetables involved to monetize those patents, the cost of capital to maintain the patents to monetization, and the probability of successful monetization. As a result of that extensive review, we determined that it was in the best interest of DSS and its stockholders to de-emphasize and ultimately exit the IP monetization line of business.

The process of exiting this line of business will not be immediate. DSS has outstanding contracts with third parties, including attorneys, lenders and former patent holders, which must be addressed. We have determined that the cost to stop all litigation and recovery actions at this time would be too high. As a result, we have elected to not immediately terminate and exit this line of business, but to wind it down in an orderly fashion. We will honor our existing contracts and complete the existing IP monetization programs without adding any new costs. We do not intend to make any further investments in acquiring patents that do not directly support our existing and targeted product lines. We estimate that the timetable necessary to exit this business line will be approximately 18 to 24 months. We have also estimated that approximately $1.0 million of the funds to be raised in this offering will be allocated to servicing the remaining commitments of this line of business and for other general working capital needs of this business.

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Implementing Business Diversification Initiatives – We plan to both internally develop and to acquire profitable new businesses, which will in some cases be complimentary to our core businesses and addressable markets. In other instances, we intend to open new opportunities for expansion into new business lines in which we believe we can successfully compete. Management has already taken steps toward this diversification by performing initial research and cost analysis into specific new business lines, and in 2019 we formed the following four new subsidiaries, to be led by our Chairman, Mr. Heng Fai Chan, in an effort to grow and expand our technologies and market reach:

DSS Blockchain Security, Inc.

DSS Blockchain Security, Inc., will specialize in the development of blockchain security technologies for tracking and tracing solutions for supply chain logistics and cyber security across global markets.

DSS Securities, Inc.

DSS Securities, Inc., will seek to establish or acquire two types of blockchain-based digital asset exchanges in multiple jurisdictions: (i) security token exchanges, focusing on digitized assets from different vertical industries, and (ii) utility token exchanges, focusing on “blue-chip” utility tokens from solid businesses.

DSS BioHealth Security, Inc.

DSS BioHealth Security, Inc., will be principally involved in the bio-medical sector, including investing in companies that hold bio-medical intellectual property and/or have, or are securing, strategic alliances, partnerships and distribution rights for bio-medical and security products, technologies or enterprises. This new division will focus on open-air defense initiatives which curb transmission of airborne infectious diseases such as tuberculosis and influenza, among others, in open areas.

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Decentralize Sharing Systems, Inc.

Decentralize Sharing Systems, Inc., will seek to provide services to assist companies utilizing blockchain and other technologies for sharing system solutions in the new economics of the peer-to-peer decentralized sharing marketplaces.

We have already started organizational activities in this area. Consistent with this strategic business plan, our Board of Directors has authorized the Company’s entrance into the direct marketing industry and its associated opportunities. Direct marketing or network marketing is the business of selling products or services directly to the public, e.g., by online or telephone selling, rather than through retailers. According to the Direct Selling Association, 18.6 million people in 2017 were involved in direct selling just in the United States, which is the world’s largest direct selling market with annual sales exceeding $34.9 billion. We believe this business has significant growth potential in the blossoming “gig economy” with comparisons to the growth that is being realized in parallel businesses such as ride sharing.

Our entry into this industry is intended and expected to be complimentary to our existing core business units. Direct marketing will allow us greater opportunities for packaging, printing and brand and product authentication product sales. Further, we intend to provide logistics for the direct marketing industry with digital software based solutions for both the front-end and back-end operations. In addition, we intend to offer product financing to the hundreds of small to midsized network marketing companies in the U.S. so that they can get their products to market and to their customers.

Further, DSS intends to develop its own marketing network. We have already entered into partnerships with existing direct marketing companies to access not only the U.S. markets but also the Canadian, Asian and Pacific Rim markets. We believe that this new business venture can significantly raise revenues and help DSS in its global branding.

To help guide our entry into this market, DSS has several Board members and executive team members who have years of sales, marketing, operational and lending experience in this industry. We estimate that at least $2.5 million of the funds to be raised in this offering will be invested over the next 12 months into this business line.

These four potential new business lines are in various stages of development, and we have not yet generated revenues.

Common Stock Private Placement

On November 1, 2019, we entered into and closed on a subscription agreement with Mr. Heng Fai Chan, the Chairman of our board of directors, pursuant to which Mr. Chan purchased 6,000,000 shares of the Company’s common stock at an above-market purchase price of $0.3037 per share, resulting in gross proceeds to the Company of $1,822,200, before deductions for placement agent fees and other expenses. The placement agent received a commission of 8.0% of the total proceeds raised, a non-accountable expense allowance equal to 1.0% of the total proceeds raised, and a reimbursement of up to $40,000 of accountable expenses.

Recent Litigation Developments

Litigation with Jeffrey Ronaldi

We commenced an action in New York State Supreme Court, Monroe County, in April 2019 against Jeffrey Ronaldi, our former Chief Executive Officer. This New York action seeks a declaratory judgment that, contrary to informal claims made by him, Mr. Ronaldi’s employment agreement with us expired by its terms and that he is not entitled to any cash bonuses or other unpaid amounts. The lawsuit also seeks an injunction against Mr. Ronaldi from interfering with any of DSS’ IP litigation. The defendant has been granted an extension to respond pending settlement negotiations.

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Mr. Ronaldi subsequently commenced an action against us in the Superior Court of California, County of San Diego, in November 2019, in which he alleges that we terminated his employment in April 2019 in order to avoid paying him certain employment-related amounts. Mr. Ronaldi contends that he is owed a $100,000 performance bonus for 2017 under this employment agreement with us as well as $91,000 in documented and unreimbursed expenses, and that DSS purported to terminate him for cause under the terms of his employment agreement in order to avoid paying such amounts. Mr. Ronaldi also contends that he is entitled to receive additional amounts, either under the terms of the employment agreement, or under theories of implied-in-fact contract or promissory estoppel, including, but not limited to, (i) additional performance bonuses of up to 15% of net litigation proceeds received by us from pending patent infringement litigations, of net licensing proceeds received by us other than from our internally developed IP, or of the net sales proceeds received by us in connection with the sale of any of our patent assets, (ii) earned but unpaid base salary, (iii) an equity grant of shares of our common stock, and (iv) payments for unused personal time and sick days. He seeks actual, compensatory, restitutionary and/or incidental damages in an amount to be determined at trial; prejudgment interest in an amount to be determined at trial; attorneys’ fees and costs; other costs of the suit; and such other and further relief as the court deems proper. We have made a motion to have the case dismissed and consolidated with the Monroe Co., New York, litigation. A hearing has been set for April 24, 2020, for the court to consider that request. We believe Mr. Ronaldi’s claims are without merit, and intend to vigorously defend this action. However, there can be no assurance that we will be successful and that Mr. Ronaldi will not be awarded some or all of the amounts he has claimed and/or other relief.

Intel and Apple v. Fortress et al.

On November 20, 2019, DSS Technology Management was sued in the United States District Court, Northern District of California, by Intel Corporation (“Intel”) and Apple Inc. (“Apple”). The other defendants in the litigation are Fortress Investment Group LLC, Fortress Credit Co. LLC, Uniloc 2017 LLC, Uniloc USA, INC., Uniloc Luxembourg S.A.R.L., VLSI Technology LLC, INVT SPE LLC, Inventergy Global, INC., IXI IP, LLC, and Seven Networks, LLC. The complaint includes allegations regarding a February 13, 2014 Investment Agreement between DSS Technology Management and Fortress Credit Co. LLC as well as two subsequent agreements. The complaint also contains allegations regarding DSS Technology Management’s lawsuit against Intel that was filed in February 2015 in the United States District Court, Eastern District of Texas (referred to below). In the complaint, Intel and Apple allege violations of Section 1 of the Sherman Act and unfair competition under Cal. Bus. & Prof. Code § 17200 against DSS Technology Management. Additional claims are alleged against other defendants. Intel and Apple seek relief from the court including that defendants’ conduct be declared a violation of Section 1 of the Sherman Act, Section 7 of the Clayton Act, and Cal. Bus. & Prof. Code § 17200, et seq.; that Intel and Apple recover damages against defendants in an amount to be determined and multiplied to the extent provided by law, including under Section 4 of the Clayton Act; that all contracts or agreements defendants entered into in violation of the Sherman Act, Clayton Act, or Cal. Bus. & Prof. Code § 17200, et seq. be declared void and the patents covered by those transfer agreements be transferred back to the transferors; that all patents transferred to defendants in violation of the Sherman Act, Clayton Act, or Cal. Bus. & Prof. Code § 17200, et seq. be declared unenforceable; and that Intel and Apple recover their costs and expenses associated with this case, together with interest. On December 13, 2019, the court granted the parties’ stipulation to extend the deadline for DSS Technology Management and other defendants to respond to the complaint to February 4, 2020. A hearing on any motions filed in response to the complaint is set for April 23, 2020. Management believes the claims are without merit, and we intend to vigorously defend this action.

DSS Technology Management, Inc. v. Apple, Inc.

As disclosed most recently in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2019, DSS Technology Management had previously filed suit against Apple for patent infringement. On January 14, 2020, the United States District Court for the Northern District of California issued an order that denied DSS Technology Management’s motion to amend its infringement contentions. In the same order, the court granted Apple’s motion to strike DSS Technology Management’s infringement expert report. DSS Technology Management’s counsel is reviewing the order and evaluating DSS Technology Management’s options.

Corporate Information

Our principal executive offices are located at 200 Canal View Boulevard, Suite 300, Rochester, New York 14623, USA. Our telephone number is +1-585-325-3610. Our corporate website is www.dsssecure.com. Information contained in or accessible through our website is not part of this prospectus.

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THE OFFERING

Common stock offered by us	22,222,223 shares

Common stock outstanding prior to this offering (as of February 20, 2020)	36,530,543 shares

Common stock to be outstanding immediately following this offering	58,752,766 shares

Underwriters’ option to purchase additional shares from us	3,333,333 shares

Use of proceeds	We estimate that we will receive net proceeds from this offering of approximately $3.4 million, or approximately $3.9 million if the underwriters exercise their overallotment option, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering, together with our existing cash, to fund development of our new business lines, to upgrade machinery and facilities, to service our remaining commitments under our IP monetization business and for strategic growth initiatives, including possible acquisitions or investments in complementary businesses, products, services, technologies or assets, as well as for working capital and other general corporate purposes. See “Use of Proceeds” below.

Dividend policy

We have never paid cash dividends. We anticipate that we will retain any earnings and other cash resources for investment in our business. The payment of dividends on our common stock is subject to the discretion of our board of directors and will depend on our operations, financial position, financial requirements, general business conditions, restrictions imposed by financing arrangements, if any, legal restrictions on the payment of dividends and other factors that our board of directors deems relevant.

Risk factors	An investment in our common stock involves a high degree of risk. You should read the “Risk Factors” section of this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

NYSE American LLC symbol	DSS

Insider Participation	Mr. Heng Fai Chan, the Chairman of our Board of Directors, purchased $2 million of common stock in this offering on the same terms and conditions as all other investors in the offering.

The number of shares of common stock to be outstanding after this offering is based on 36,530,543 shares of common stock outstanding at February 20, 2020, and excludes the following:

●	577,917 shares of common stock issuable upon exercise of stock options outstanding at a weighted-average exercise price of $5.01 per share;

●	1,220,304 shares of common stock issuable upon exercise of warrants outstanding at a weighted-average exercise price of $1.12 per share; and

●	7,236,125 shares of common stock reserved and available for issuance under our equity compensation plans.

Unless otherwise indicated, all information in this prospectus reflects or assumes no exercise by the underwriters of their option to purchase up to an additional 3,333,333 shares of common stock in this offering.

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RISK FACTORS

An investment in our common stock is speculative and involves a high degree of risk including the risk of a loss of your entire investment. You should carefully consider the following risk factors, as well as those set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018, as updated by our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2019, which are incorporated by reference in this prospectus. These risk factors contain, in addition to historical information, forward looking statements that involve risks and uncertainties. Our actual results could differ significantly from the results discussed in the forward looking statements. The occurrence of any of the adverse developments described in the following risk factors and in the documents incorporated herein by reference could materially and adversely harm our business, financial condition, results of operations or prospects. In such event, the value of our common stock could decline, and you could lose all or a substantial portion of the money that you pay for our common stock. In addition, the risks and uncertainties discussed below and in the documents incorporated herein by reference are not the only ones we face. Our business, financial condition, results of operations or prospects could also be harmed by risks and uncertainties not currently known to us or that we currently do not believe are material, and these risks and uncertainties could result in a complete loss of your investment. In assessing the risks and uncertainties described below, you should also refer to the other information contained in this prospectus (as supplemented or amended) and the documents incorporated by reference in this prospectus.

The wind-down of our IP monetization business line may divert the attention of our management from our core digital anti-counterfeit technology businesses, and we still have retained certain liabilities related to the IP monetization business.

We have determined that is in the best interest of the Company and its stockholders to exit the monetization line. The process of exiting this line of business will not be immediate. The Company has outstanding contracts with third parties, including attorneys, lenders and former patent holders, which must be addressed. We may also be subject to inefficiencies, management distractions, additional expenses and uncertainties resulting from the wind-down of the business line. Although we believe that we can manage the wind down effectively, there can be no assurance that such will be the case. Pursuing litigation to completion could require unanticipated additional funding, which may not be available to us on acceptable terms or at all. Even if we are able to manage the wind down effectively, it may nevertheless take longer than we expect and may have an adverse impact on our operating results.

We plan on entering into new business lines and, therefore, there is only a limited history upon which investors can evaluate our performance and our future business prospects.

We plan both to internally develop and to seek to acquire profitable new businesses, which will in some cases be complimentary to our core businesses and addressable markets and, in other instances, open new opportunities for expansion into new business lines that we may explore, such as direct marketing, biohealth security and supply chain track and trace technology. We will be relying on the experience of our management team for the operation and development of any such business line. As a result, our business will be subject to the substantial risks which are found in the early stages of a new business venture operating a competitive industry. Our future growth and development prospects must be evaluated in light of the risks, expenses and difficulties encountered by all companies in such situations, and in particular those companies which operate a business in competitive environments that can be greatly affected by changes in economic conditions. To the extent that we enter into new business lines, our previous operating history may be of limited use for investors to evaluate our future performance and prospects.

Our entry into a new line of business may not result in increased shareholder value.

Our operations historically focused on packaging and security printing, as well as IP monetization. Entry into, or further development of, lines of business in which we have not historically operated, including the direct marketing business, may expose us to business and operational risks that are different from those we have experienced historically. We may not be able to effectively manage these additional risks or implement successful business strategies in new lines of business. Additionally, our new and existing competitors in these lines of business may possess greater operational knowledge, resources and experience than we do. These diversification initiatives may not result in an increase in shareholder value and could result in a reduction in shareholder value depending upon our capital investment and success.

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The direct marketing industry is highly competitive, and if we are unable to compete effectively, the demand for, or the prices of, our services may decline.

The market for direct marketing is highly competitive and is experiencing rapid technological change. Intense competition may result in price reductions, reduced sales, reduced gross margins and operating margins and loss of market share. The loss of a client due to service quality or technology problems could result in reputational harm to us and, as a result, increase the effect of competition and negatively affect our ability to attract new customers.

Many of our potential competitors have broad distribution channels and may bundle complementary products or services. Such bundled products include, but are not limited to, Web analytics, data mining, customer relationship management systems and professional services. If we are not able to bundle complementary services or continue to expand our distribution capabilities, current and potential customers may choose to work with our competitors and our results may suffer.

Barriers to entry in software markets generally, and the online direct marketing industry in particular, are low. Privately-backed and public companies could choose to enter our market and compete directly with us, or compete indirectly by offering substitute solutions. This could result in decreased demand or pricing for our services, longer sales cycles, or a requirement to make significant incremental investments in research and development to match these entrants’ new technologies, which could in turn cause us to suffer a decline in revenues and profitability.

We expect competition to persist and intensify in the future, which could harm our ability to increase sales and maintain our prices. In the future, we may experience competition from Internet service providers, advertising and direct marketing agencies and other large established businesses possessing large, existing customer bases, substantial financial resources and established distribution channels. These businesses could develop, market or resell a number of online direct marketing solutions. These potential competitors may also choose to enter, or have already entered, the market for online direct marketing by acquiring one of our existing competitors or by forming strategic alliances with a competitor. As a result of future competition, the demand for our services could substantially decline. Any of these occurrences could harm our ability to compete effectively.

Our ability to use our net operating loss carryforwards to offset future taxable income may be subject to certain limitations.

As of December 31, 2018, we had approximately $46.6 million in federal net operating loss carryforwards (“NOLs”) available to reduce future taxable income, which will expire at various dates from 2022 through 2037. NOLs allow companies to use past years’ net operating losses to offset against future years’ profits, if any, to reduce future tax liabilities. There is uncertainty as to our ability to generate sufficient taxable income in the future and utilize the NOLs before they expire. In addition, Section 382 of the Internal Revenue Code of 1986, as amended, limits a corporation’s ability to utilize its net operating loss carryforwards and certain other tax attributes (including research credits) to offset any future taxable income or tax if the corporation experiences a cumulative ownership change of more than 50% over any rolling three-year period. State net operating loss carryforwards (and certain other tax attributes) may be similarly limited. This offering or other equity transactions during 2019 may trigger this limit, but further analysis will be required to make a conclusion. Even if such an ownership change has not occurred and does not occur as a result of this offering, additional ownership changes may occur in the future as a result of additional equity offerings or events over which we will have little or no control. Furthermore, our ability to use NOLs of companies that we may acquire in the future may be subject to limitations. For these reasons, we may not be able to use a material portion of the NOLs reflected on our balance sheet, even if we attain profitability.

Risks Relating to This Offering

Our share price may be volatile and could decline substantially

The market price of our common stock has been and may continue to be volatile. Many factors may cause the market price for our common stock to decline, including:

●	shortfalls in revenues, cash flows or continued losses from operations;

●	delays in development or roll-out of any of our products;

●	announcements by one or more competitors of new product acquisitions or technological innovations; and

●	unfavorable outcomes from litigation.

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In addition, the stock market experiences extreme fluctuations in price and volume that particularly affect the market price of shares of technology companies, such as ours. These price and volume fluctuations are often unrelated or disproportionate to the operating performance of the affected companies. Because of this volatility, we may fail to meet the expectations of our stockholders or of securities analysts, and our stock price could decline as a result. Declines in our stock price for any reason, as well as broad-based market fluctuations or fluctuations related to our financial results or other developments, may adversely affect your ability to sell your shares at a price equal to or above the price at which you purchased them. Decreases in the price of our common stock may also lead to de-listing of our common stock.

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

We have not allocated specific amounts of the net proceeds from this offering for any specific purpose. Accordingly, our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that you do not agree with or that do not improve our results of operations or enhance the value of our common stock. See “Use of Proceeds.” Our failure to apply these funds effectively could have a material adverse effect on our business, financial results, operating results and/or cash flow and could cause the price of our common stock to decline.

Our outstanding options and the availability for resale of the underlying shares may adversely affect the trading price of our common stock.

As of February 20, 2020, there were outstanding stock options to purchase approximately 577,917 shares of our common stock at a weighted-average exercise price of $5.01 per share. Our outstanding options could adversely affect our ability to obtain future financing or engage in certain mergers or other transactions, since the holders of options can be expected to exercise them at a time when we may be able to obtain additional capital through a new offering of securities on terms more favorable to us than the terms of outstanding options. For the life of the options, the holders have the opportunity to profit from a rise in the market price of our common stock without assuming the risk of ownership. The issuance of shares upon the exercise of outstanding options will also dilute the ownership interests of our existing stockholders.

Additional financing or future equity issuances may result in future dilution to our shareholders.

We expect that we will need to raise additional funds in the future to finance research and product development, to finance internal growth, to make acquisitions and for other reasons. Any required additional financing may not be available on terms acceptable to us, or at all. If we raise additional funds by issuing equity securities, you may experience significant dilution of your ownership interest and the newly issued securities may have rights senior to those of the holders of our common stock. The price per share at which we sell additional securities in future transactions may be higher or lower than the price per share in this offering. Alternatively, if we raise additional funds by obtaining loans from third parties, the terms of those financing arrangements may include negative covenants or other restrictions on our business that could impair our operational flexibility, and would also require us to fund additional interest expense. If adequate additional financing is not available when required or is not available on acceptable terms, we may be unable to successfully execute our business plan.

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Because we do not intend to pay dividends on our common stock, stockholders will benefit from an investment in our stock only if it appreciates in value.

We have never declared or paid any cash dividends on our shares of stock. We currently intend to retain all future earnings, if any, for use in the operations and expansion of the business. As a result, we do not anticipate paying cash dividends in the foreseeable future. Any future determination as to the declaration and payment of cash dividends will be at the discretion of our board of directors and will depend on factors the board of directors deems relevant, including among others, our results of operations, financial condition and cash requirements, business prospects, and the terms of any of our financing arrangements. Accordingly, realization of a gain on stockholders’ investments will depend on the appreciation of the price of our stock. There is no guarantee that our stock will appreciate in value.

Other Risks

Because certain of our stockholders control a significant number of shares of our common stock, they may have effective control over actions requiring stockholder approval.

As of February 20, 2020, our directors, executive officers and principal stockholders (those beneficially owning in excess of 5%), and their respective affiliates, beneficially own approximately 33.0% of our outstanding shares of common stock. Mr. Heng Fai Chan, the Chairman of our board of directors, purchased 11,111,111 of the shares of common stock sold in this offering, and as a result upon completion of this offering, our directors, executive officers and principal stockholders (those beneficially owning in excess of 5%), and their respective affiliates, will beneficially own approximately 39.4% of our outstanding shares of common stock. As a result, these stockholders, acting together, could have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of directors and any merger, consolidation or sale of all or substantially all of our assets. As such, these stockholders, acting together, could have the ability to exert influence over the management and affairs of our company. Accordingly, this concentration of ownership might harm the market price of our common stock by:

●	delaying, deferring or preventing a change in corporate control;

●	impeding a merger, consolidation, takeover or other business combination involving us; or

●	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

If securities or industry analysts do not publish research or reports about our business, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. Our research coverage by industry and financial analysts is currently limited. Even if our analyst coverage increases, if one or more of the analysts who cover us downgrade our stock, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $3.4 million from the sale of the shares of common stock offered in this offering, or approximately $3.9 million if the underwriters exercise their over-allotment option in full, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

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We currently intend to use the net proceeds from this offering, together with our existing cash, to fund development of our new business lines, to upgrade machinery and facilities, to service our remaining commitments under our IP monetization business, and for strategic growth initiatives, including possible acquisitions or investments in complementary businesses, products, services, technologies or assets, as well as for general corporate and working capital purposes. We estimate that approximately $1.0 million of the net proceeds from this offering will be allocated to servicing the remaining commitments of our IP monetization business line and for other general working capital needs of this business. We estimate that at least $2.5 million of the net proceeds from this offering will be invested over the next 12 months into the direct marketing business line we are developing.

We may change the amount of net proceeds to be used specifically for any of the foregoing purposes. The amounts and timing of our actual expenditures will depend upon numerous factors, including our sales and marketing and commercialization efforts, demand for our products, our operating costs and the other factors described under “Risk Factors” in this prospectus. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds from this offering. Pending any use, as described above, we intend to invest the net proceeds in high-quality, short-term, interest-bearing securities.

Although we may use a portion of the net proceeds of this offering for the acquisition or licensing, as the case may be, of additional technologies, other assets or businesses, or for other strategic investments or opportunities, we have no current understandings, agreements or commitments to do so.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain our future earnings, if any, for use in our business and therefore do not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2019:

●	on an actual basis; and

●	on an as-adjusted basis to reflect the issuance and sale by us of 22,222,223 shares of our common stock in this offering at the public offering price of $0.18 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us and the receipt by us of the proceeds of such sale.

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You should read this information together with the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2018 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2019, which are incorporated by reference in this prospectus, and our consolidated financial statements and related notes incorporated by reference in this prospectus.

	As of September 30, 2019
	Actual	As Adjusted
	(unaudited)

Cash and cash equivalents	$3,916,332	$7,308,107
Long-term debt, net	$2,361,696	$2,361,696
Stockholders’ equity:
Common stock, $0.02 par value; 200,000,000 shares authorized, 30,180,626 shares issued and outstanding (actual); 52,402,849 issued and outstanding (as adjusted)	603,613	1,048,057
Additional paid-in capital	113,335,147	116,282,478
Accumulated deficit	(103,123,741)	(103,123,741)
Total shareholders’ equity	10,815,019	14,206,794
Total capitalization	$13,176,715	$16,568,490

The number of shares of our common stock to be outstanding upon completion of this offering is based on 30,180,626 shares of our common stock outstanding as of September 30, 2019, and excludes:

●	586,292 shares of common stock issuable upon exercise of stock options outstanding at a weighted-average exercise price of $4.98 per share;

●	1,220,304 shares of common stock issuable upon exercise of warrants outstanding at a weighted-average exercise price of $1.12 per share; and

●	0 shares of common stock reserved and available for issuance under our equity compensation plans.

(See “Prospectus Summary—The Offering” above for information on shares of common stock, options and warrants as of February 20, 2020.)

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MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock is listed on the NYSE American LLC stock exchange and trades under the symbol “DSS.”

As of February 20, 2020, we had approximately 243 holders of record of our common stock. A substantially greater number of holders of our common stock are “street name,” or beneficial, holders, whose shares of record are held through banks, brokers, other financial institutions and registered clearing agencies.

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PRINCIPAL STOCKHOLDERS

The following table sets forth beneficial ownership of our Common Stock based on 36,530,543 shares of our Common Stock issued and outstanding as of February 20, 2020, by each person known by the Company to beneficially own more than 5% of the outstanding Common Stock, and by each of our directors and executive officers, and by all of the Company’s directors and executive officers as a group. The table also gives applicable percentage beneficial ownership based on 58,752,766 shares of our common stock to be outstanding after completion of the offering, assuming no exercise by the underwriters of their option to purchase additional shares of our common stock.

Each person has sole voting and dispositive power over the shares listed opposite his or her name except as indicated in the footnotes to the table, and each person’s address is c/o Document Security Systems, Inc., 200 Canal View Boulevard, Suite 300, Rochester, New York 14623, unless otherwise indicated.

For purposes of this table, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes any shares of Common Stock (including any shares issuable pursuant to warrants or options exercisable within 60 days after February 20, 2020) that a person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares voting power (which includes the power to vote, or to direct the voting of, the shares) and/or investment power (which includes the power to dispose, or to direct the disposition of, the shares).

The percentages are calculated by dividing (a) the sum of the number of shares that person beneficially owns as of February 20, 2020, plus the number of shares such person has the right to acquire within 60 days after February 20, 2020, by (b) the sum of the total number of shares of all shareholders outstanding on February 20, 2020, plus the number of shares such person has the right to acquire within 60 days of February 20, 2020.

	Number of Shares Beneficially Owned		Percentage of Outstanding Shares Beneficially Owned
Name	Before Offering	After Offering	Before Offering	After Offering
Directors, Director Nominees and Named Executive Officers
Heng Fai Ambrose Chan (1)	11,843,558	22,954,669	32.4%	39.1%
Frank D. Heuszel	74,770	74,770	*	*
José Escudero	-	-	-	-
Sassuan Lee	-	-	-	-
John Thatch	30,575	30,575	*	*
Lo Wah Wai	40,767	40,767	*	*
William Wu	-	-	-	-
Jason Grady	74,770	74,770	*	*
All officers and directors as a group (8 persons)	12,064,440	23,175,551	33.0%	39.4%

*	Less than 1%.

(1)	Includes 2,427,599 individually owned shares of the Company’s Common Stock, 500,000 shares of the Company’s Common Stock owned by BMI Capital Partners International Limited, 1,786,531 shares of the Company’s Common Stock owned by Heng Fai Holdings Limited, 6,446,428 shares of the Company’s Common Stock owned by LiquidValue Development Pte Ltd, and 683,000 shares of the Company’s Common Stock owned by Hengfai Business Development Pte. Ltd. Mr. Chan has dispositive power over all of these shares. Mr. Chan purchased an additional 11,111,111 of the shares of common stock sold in this offering.

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DESCRIPTION OF COMMON STOCK

General

Our authorized capital stock consists of 200,000,000 shares of common stock, $0.02 par value per share, 36,530,543 of which were issued and outstanding as of February 20, 2020.

The following description of our common stock summarizes the material terms and provisions of the common stock that we may offer under this prospectus but is not complete. For the complete terms of our common stock, please refer to our certificate of incorporation, as amended, (the “Certificate of Incorporation”) which may be further amended from time to time, and our fifth amended and restated by-laws, as further amended from time to time (the “By-laws”). The New York Business Corporation Law (“NYBCL”) may also affect the terms of these securities.

Holders of our common stock: (i) have equal rights to dividends from funds legally available therefore, ratably when as and if declared by the Company’s board of directors; (ii) are entitled to share ratably in all assets of the Company available for distribution to holders of common stock upon liquidation, dissolution, or winding up of the affairs of the Company; (iii) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions applicable thereto; (iv) are entitled to one non-cumulative vote per share of common stock, on all matters which stockholders may vote on at all meetings of stockholders; and (v) the holders of common stock have no conversion, preemptive or other subscription rights. There is no cumulative voting for the election of directors. Each holder of our common stock is entitled to one vote for each share of our common stock held on all matters submitted to a vote of stockholders.

Anti-Takeover Effects of Certain Provisions of our Certificate of Incorporation, By-laws and the NYBCL

Section 912 of the NYBCL generally provides that a New York corporation may not engage in a business combination with an interested stockholder for a period of five years following the interested stockholder’s becoming such. Such a business combination would be permitted where it is approved by the board of directors before the interested stockholder’s becoming such. Covered business combinations include certain mergers and consolidations, dispositions of assets or stock, plans for liquidation or dissolution, reclassifications of securities, recapitalizations and similar transactions. An interested stockholder is generally a stockholder owning at least 20% of a corporation’s outstanding voting stock. In addition, New York corporations may not engage at any time with any interested stockholder in a business combination other than: (i) a business combination approved by the board of directors before the stock acquisition, or where the acquisition of the stock had been approved by the board of directors before the stock acquisition; (ii) a business combination approved by the affirmative vote of the holders of a majority of the outstanding voting stock not beneficially owned by the interested stockholder at a meeting called for that purpose no earlier than five years after the stock acquisition; or (iii) a business combination in which the interested stockholder pays a formula price designed to ensure that all other stockholders receive at least the highest price per share that is paid by the interested stockholder and that meets certain other requirements.

A corporation may opt out of the interested stockholder provisions described in the preceding paragraph by expressly electing not to be governed by such provisions in its by-laws, which must be approved by the affirmative vote of a majority of votes of the outstanding voting stock of such corporation and is subject to further conditions. However, our By-laws do not contain any provisions electing not to be governed by Section 912 NYBCL. Under our By-laws, any corporate action to be taken by vote of the shareholders, shall be authorized by a majority of votes cast at a meeting of shareholders by the holders of shares entitled to vote thereon.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is American Stock Transfer and Trust Company, LLC, 6201 15th Ave., Brooklyn, NY 11219, USA, +1-800-937-5449 or +1-718-921-8124.

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UNDERWRITING

Aegis Capital Corp. is acting as the representative of the underwriters of the offering. We have entered into an underwriting agreement dated February 20, 2020, with the representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters named below and the underwriters named below have agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the following number of shares of our common stock:

Underwriter	Number of Shares
Aegis Capital Corp.	22,222,223

The underwriters are committed to purchase all the shares of common stock offered by us other than those covered by the option to purchase additional shares described below, if they purchase any shares. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters propose to offer the common stock offered by us to the public at the public offering price set forth on the cover of this prospectus. In addition, the underwriters may offer some of the common stock to other securities dealers at such price less a concession of $0.0086 per share. After the initial offering, the public offering price and concession to dealers may be changed.

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase a maximum of 3,333,333 additional shares of common stock from us to cover over-allotments. If the underwriters exercise all or part of this option, they will purchase shares of common stock covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total price to the public will be $4,600,000.

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Discounts and Commissions. The following table shows the public offering price, underwriting discount, non-accountable underwriters’ expense allowance and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

		Total
	Per Share	Without Over-Allotment	With Over-Allotment
Public offering price	$0.1800	$4,000,000	$4,600,000
Underwriting discount (8%)	$0.0144	$320,000	$368,000
Non-accountable expense allowance (1%)	$0.0018	40,000	46,000
Proceeds, before expenses, to us	$0.1638	$3,640,000	$4,186,000

We have also agreed to pay all expenses relating to the offering, including (a) all filing fees and expenses relating to the registration of the shares to be sold in the offering (including shares sold upon exercise of the underwriters’ over-allotment option) with the Securities and Exchange Commission; (b) all fees associated with the review of the offering by FINRA and all fees and expenses relating to the listing of such shares on the NYSE American; (c) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the “blue sky” securities laws designated by the underwriters; (d) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the securities laws of foreign jurisdictions designated by the underwriters; (e) transfer and/or stamp taxes, if any, payable upon the transfer of the shares from the Company to the representative; (f) fees and expenses of our accountants; and (g) fees and expenses of the representative, including representative’s legal counsel, not to exceed $75,000.

We have paid an expense advance of $35,000 to the representative, which will be applied against the actual out-of-pocket accountable expenses that will be paid by us to the underwriters in connection with this offering. Any portion of the advance shall be returned back to us to the extent not actually incurred.

We estimate that the total expenses of the offering, excluding underwriting discount, will be approximately $288,000.

Discretionary Accounts. The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements. Pursuant to certain “lock-up” agreements, (a) our executive officers and directors as of the pricing date of the offering, have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any securities of the Company without the prior written consent of the representative, for a period of 180 days from the date of the offering, and (b) we, and any successor, have agreed, subject to certain exceptions, not to for a period of 180 days from the date of the pricing of the offering (1) offer, sell or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or (2) file or caused to be filed any registration statement with the SEC relating to the offering of any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. The exceptions permit, among other things and subject to restrictions, the issuance of common stock upon the exercise of outstanding stock options and warrants or other outstanding convertible securities.

Tail Financing. The representative will be entitled to fees in the amounts specified above with respect to any public or private offering or other financing or capital-raising transaction of any kind (a “Tail Financing”) to the extent that such financing or capital is provided to the Company by investors whom the representative had introduced to the Company during the period beginning on November 1, 2019, and ending five months thereafter or upon the completion of or termination of the offering, whichever is sooner (the “Engagement Period”), if such Tail Financing is consummated at any time during the Engagement Period or within the twelve- month period following the Engagement Period.

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Right of First Refusal. Until twelve months after the closing date of the offering, the representative shall have a right of first refusal to act as sole book-running manager for any and all future public equity offerings during such period of the Company or any successor to or any subsidiary of the Company. The right of first refusal shall be subject to termination by the Company in the event one or more of the Managing Directors of the representative working with the Company resigns or is terminated by the representative.

Electronic Offer, Sale and Distribution of Shares. A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representative may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Other Relationships. Certain of the underwriters and their affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us and our affiliates for which they have received, and may in the future receive, customary fees; however, except as disclosed in this prospectus, we have no present arrangements with any of the underwriters for any further services.

Stabilization. In connection with this offering, the underwriters may engage in stabilizing transactions, overallotment transactions, syndicate covering transactions, penalty bids and purchases to cover positions created by short sales.

●	Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.

●	Overallotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the overallotment option. In a naked short position, the number of shares involved is greater than the number of shares in the overallotment option. The underwriters may close out any short position by exercising their overallotment option and/or purchasing shares in the open market.

●	Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the overallotment option. If the underwriters sell more shares than could be covered by exercise of the overallotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

●	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

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These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our shares or common stock or preventing or retarding a decline in the market price of our shares or common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on NYSE American.

Passive Market Making. In connection with this offering, underwriters and selling group members may engage in passive market making transactions in our common stock on the NYSE American marketplace in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

Offer restrictions outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the People’s Republic of China to legal or natural persons other than directly to “qualified domestic institutional investors.”

Hong Kong

Each underwriter has represented and agreed that:

●	it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any of our Class A common stock other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

●	it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to our Class A common stock, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of our Class A common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

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Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

●	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

●	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

●	shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

●	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

●	where no consideration is or will be given for the transfer; or

●	where the transfer is by operation of law.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Sichenzia Ross Ference LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Nelson Mullins Riley & Scarborough LLP, Washington, D.C.

EXPERTS

The consolidated financial statements of Document Security Systems, Inc. and Subsidiaries as of and for the years ended December 31, 2018 and 2017, incorporated in this prospectus by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, have been audited by Freed Maxick CPAs, P.C., an independent registered public accounting firm, as stated in its report incorporated by reference herein, and have been so incorporated in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file periodic reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. We will also provide you with a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus or the registration statement of which it is a part upon written or oral request, and at no cost to you. If you would like to request any reports or documents from the Company, please contact Frank D. Heuszel at 585-325-3610.

Our Internet address is www.dsssecure.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this document. Our web address is included in this document as an inactive textual reference only.

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DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In addition, indemnification may be limited by state securities laws.

INCORPORATION OF DOCUMENTS BY REFERENCE

This prospectus is part of the registration statement, but the registration statement includes and incorporates by reference additional information and exhibits. The Securities and Exchange Commission permits us to “incorporate by reference” the information contained in documents we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Information that we file later with the Securities and Exchange Commission will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed.

We are incorporating by reference the following documents that we have filed with the SEC (other than any filing or portion thereof that is furnished, rather than filed, under applicable SEC rules):

●	our Annual Report on Form 10-K and 10K/A for the year ended December 31, 2018, filed with the SEC on March 15, 2019, and April 26, 2019, respectively;

●	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019, and September 30, 2019, filed with the SEC on May 14, 2019, August 13, 2019, and November 13, 2019, respectively;

●	our Current Reports on Form 8-K filed with the SEC on February 15, 2019, February 22, 2019, March 27, 2019, March 28, 2019, April 10, 2019, April 11, 2019, April 11, 2019, April 16, 2019, April 17, 2019, April 30, 2019, May 2, 2019, May 10, 2019, May 21, 2019, June 3, 2019, June 6, 2019, June 13, 2019, June 14, 2019, July 2, 2019, July 16, 2019, August 7, 2019, October 7, 2019, October 17, 2019, October 25, 2019, November 1, 2019, November 8, 2019, December 11, 2019, December 27, 2019, January 15, 2020, and February 12, 2020;

●	the information contained in our Definitive Proxy Statement on Schedule 14A filed with the SEC on November 15, 2019, under the captions “Section 16(a) Beneficial Ownership Reporting Compliance and Related Person Transactions,” “Board Nominees,” “Information Concerning board of directors,” “Director Nominations,” “Communication with Directors,” “Audit Committee Report,” “Executive Officers” and Executive “Compensation”; and

●	the description of our Common Stock, which is registered under Section 12 of the Exchange Act, in our registration statement on Form 8-A, filed with the SEC on April 19, 2004, including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference all additional documents that we file with the Securities and Exchange Commission under the terms of Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act that are made after the initial filing date of the registration statement of which this prospectus is a part until the offering of the particular securities covered by this prospectus has been completed. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with Securities and Exchange Commission rules.

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You may request a copy of these filings at no cost, by writing or telephoning us at the following address or telephone number:

Frank D. Heuszel

Document Security Systems, Inc.

200 Canal View Boulevard, Suite 300

Rochester, NY 14623

Tel: +1-585-325-3610

Except as expressly provided above, no other information, including none of the information on our website, is incorporated by reference into this prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

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$4,000,000

Common Stock

DOCUMENT SECURITY SYSTEMS, INC.

PROSPECTUS

February 20, 2020

Aegis Capital Corp.